Filed pursuant to Rule 424(b)(3)
                                                    Registration No. 333-44553

PROSPECTUS        This document constitutes part of a prospectus covering
SUPPLEMENT        securities that have been registered under the Securities Act of 1933. This prospectus supplements and must be used in conjunction with the prospectus dated February 6, 1998.

SBC LOGO                                             SBC Communications Inc.
                                                     and Participating Companies


Direct Stock Purchase and Reinvestment Plan


      Effective April 5, 1999, the SBC Communications Inc. Direct Stock Purchase and Reinvestment Plan ("SBC Direct") will be modified as follows:

Change in Transfer Agent and Plan Administrator
      On April 5, 1999, First Chicago Trust Company of New York ("First Chicago Trust"), will replace The Bank of New York as the transfer agent for SBC. You can reach the new transfer agent by calling 1-800-351-7221 or writing First Chicago Trust at P.O. Box 2508, Jersey City, NJ 07303-2508. First Chicago Trust will also become the Plan Administrator under SBC Direct.

The DirectSERVICE(TM) Investment Program
      Effective   July  1,  1999,   SBC   Direct   will  be   replaced   by  The
DirectSERVICE(TM) Investment Program. This program will be sponsored and administered by First Chicago Trust. If you are participating in SBC Direct on that date, your account and elections will be transferred over to, and subject to the terms of, the new program. More information on the new program will be sent to you by First Chicago Trust in May. There is nothing you need to do; your account and instructions will automatically be transferred to the new program.

      In conjunction with First Chicago Trust becoming Plan Administrator, all shares formerly held by the Plan Administrator on behalf of a participant will be registered in that person's name in the form of uncertificated shares.* SBC shareowners may hold their shares either in the form of a certificate or as uncertificated shares that are recorded on SBC's books (also known as Direct Registration Shares). With uncertificated shares, you enjoy the same shareowner benefits as when you hold certificates, but without the risk of certificate theft, loss or misplacement. Mutual funds have used this method to record shareowner ownership for years. This will not affect your participation in SBC Direct or the new DirectSERVICE(TM) Investment Program.

      You should keep this prospectus for future reference.

                                  April 1, 1999


*  Participants'   fractional  shares  are  aggregated  and  held  by  the  Plan
Administrator on behalf of participants.